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                                                                   Exhibit 10.16

                                                              EXECUTED AGREEMENT

Dynegy Inc.

1000 Louisiana Street, Suite 5800
Houston, Texas 77002
Phone 713.507.6400
www.dynegy.com

                                                                   [LOGO] DYNEGY

                                November 20, 2002

Nick J. Caruso
1590 Hoveden Dr.
Katy, Texas 77450

Dear Nick:

     Set forth below are the terms of your employment with Dynegy Inc. (hereinafter referred to as the "Company").

     1. Title and Duties

     Your title shall be Chief Financial Officer. You will report to the President and Chief Executive Officer of the Company. Your duties will include such lawful duties as may be delegated from time to time by the President and Chief Executive Officer of the Company. You shall devote your full time, energy and skill to the performance of your duties for the Company, and will exercise due diligence and reasonable care in the performance of such duties. You will be employed at the Company's headquarters in Houston, Texas.

     2. Term

     (a) Unless earlier terminated as provided for herein, the term of this Agreement will be for two (2) years, beginning on the Effective Date and ending on the second anniversary of the Effective Date (such period, and any extension thereof pursuant to the next succeeding sentence, the "Term"). At the time the Term would otherwise expire, the Term shall automatically be extended for an additional one (1) year period unless either the Company or you provide written notice not less than sixty (60) days prior to the date on which this Agreement would otherwise be automatically extended that such party is electing not to so extend the Term. The term "Effective Date" means December 2, 2002.

     (b) If your employment with Dynegy is terminated for "cause" or terminates due to your voluntary resignation (other than pursuant to a voluntary resignation resulting from a "constructive termination" as set forth in Paragraph 2(d)), Dynegy shall have no further obligation to you except for the payment of amounts due before the date of such termination. You further agree that the benefits which you have received from the execution of this Agreement through the date of such termination constitute sufficient consideration for your obligations pursuant to Paragraph 4, notwithstanding the fact that the Company has no further obligation to you except for the payment of amounts due before the date of such termination.

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     For purposes of this Agreement, you may be terminated for "cause" as a result of (i) refusal to implement or adhere to lawful policies or lawful directives of the Board of Directors or the President or Chief Executive Officer; (ii) engaging in conduct which is materially injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company's or an affiliate's funds or other property);
(iii) misconduct or dishonesty directly related to the performance of your duties for the Company or gross negligence in the performance of your duties for the Company; (iv) conviction (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding involving a felony or a crime of moral turpitude; (v) drug or alcohol abuse; (vi) continued failure to perform your duties under this Agreement which is not cured within 10 days after written notice is provided to you by the Company; or (vii) any other material breach of this Agreement by you which is not cured within 10 days after written notice is provided to you by the Company.

     (c) If your employment is terminated during the Term by the Company without cause or by you due to a resignation following "constructive termination" (as defined below), you shall receive the severance pay and other benefits for which you would have been eligible under the Dynegy Inc. Executive Severance Pay Plan (effective November 1, 2001) (the "Plan") in lieu of the payments and benefits described in Paragraph 3 hereof. In addition to any severance pay and other benefits for which you are eligible under the Plan, you shall receive (i) a lump sum amount equal to the value of the 401(k) Plan matching contribution and Portable Retirement Plan benefit you otherwise would have received through the end of the Term of this Agreement; and (ii) any employee stock options granted to you prior to or during the term of this Agreement shall become vested as of your employment termination date, and you shall have the right to exercise any such vested options through what would have been the end of the Term of this Agreement absent such termination or resignation, but in no event later than the original term of the option.

     For purposes of this Agreement a "constructive termination" shall be deemed to have occurred in the event that (i) your Base Salary as defined in Paragraph 3(a) is reduced; (ii) the Company materially breaches this Agreement; or (iii) your position is relocated outside of the Houston, Texas metropolitan area. Any resignation by you as a result of assertion of a constructive termination shall be communicated by delivery to the President and Chief Executive Officer of the Company of written notice of not less than thirty (30) days setting forth the grounds therefore, during which period the Company shall be entitled to cure or remedy the matters set forth in such notice to your reasonable satisfaction. Unless you withdraw such notice prior to the expiration of this thirty (30) day period, such resignation shall take effect upon the expiration of thirty (30) days from the date of the delivery of the notice. Any other voluntary resignation by you shall be communicated by thirty (30) days' advance written notice delivery to the President and Chief Executive Officer of the Company.

     (d) If your employment is terminated by the Company without cause, or by you following a significant diminution in your responsibilities, authority or duties, a reduction in your Base Salary, relocation of your position outside the Houston, Texas metropolitan area or a material breach of this Agreement by the Company, and such termination occurs within one year after (i) the effective date of a "change in control" (as defined below) or (ii) after the execution by the Company of an agreement, the consummation of which will constitute a "change in control," and before the effective date of a "change in control" or cancellation of such

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agreement, then you shall receive the following items as your sole compensation in lieu of the payments and benefits described in Paragraph 3 hereof: (i) a lump sum amount equal to 2.99 times the greater of (a) your average annual Base Salary and annual cash bonus amount pursuant to the Company's Incentive Compensation Plan as described in Paragraph 3(b) for the three calendar years immediately prior to the calendar year of your employment termination date or
(b) your Base Salary and target annual cash bonus amount under the Company's Incentive Compensation Plan as described in Paragraph 3(b) for the year in which your employment is terminated; (ii) a lump sum amount equal to the value of the 401(k) Plan matching contribution and Portable Retirement Plan benefit you otherwise would have received through what would have been the end of the Term of this Agreement absent such termination or resignation; (iii) for a period of thirty-six (36) months from your employment termination date, all medical, dental and vision benefits the Company was maintaining for you and your family as of your employment termination date; and (iv) any employee stock options granted to you prior to or during the Term of this Agreement shall become vested as of your employment termination date, and you shall have the right to exercise any such vested options through the end of what would have been the Term of this Agreement absent such termination or resignation, but in no event later than the original term of the option. The continued medical, dental and vision benefits referenced herein are contingent upon the Company and your payment of its and your respective portion of the premium required for each such benefit.

     For purposes of this Agreement, "change in control" shall mean (1) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 60% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (B) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (2) the dissolution or liquidation of the Company, (3) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 20% (which percentage shall be increased to 40% in the case of ownership or control by ChevronTexaco Corporation or a "group" of which ChevronTexaco Corporation is a part) of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity, or (4) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board. For purposes of the preceding sentence, (i) "resulting entity" in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the

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term "Company" shall refer to the resulting entity and the term "Board" shall refer to the board of directors (or comparable governing body) of the resulting entity.

     (e) If you die, or become disabled and cannot perform your duties, your employment hereunder shall be terminated and you (or your estate) shall receive:
(i) your Base Salary for twelve (12) months following the month in which your employment is terminated, and (ii) for a period of twelve (12) months from the date your employment is terminated, all medical, dental and vision benefits that the Company was maintaining for you and/or your family as of the date your employment is terminated. In addition, any employee stock options granted to you prior to or during the term of this Agreement shall become vested as of the date of the termination of your employment due to death or disability, and you (or your estate) shall have the right to exercise any such vested options for a period of twelve (12) months from the date your employment is terminated. For purposes of this Agreement, you shall be disabled as of the first date on which you become eligible to receive disability benefits under the Company's long-term disability plan (or Social Security disability benefits at a time when the Company does not maintain a long-term disability plan or such plan is not available to you).

     (f) Any termination of your employment after the expiration of the Term of this Agreement shall be subject to the Company's practices and procedures, including severance and other employee benefit plans.

     Unless otherwise specified herein, all payments under this Agreement shall be paid in a lump sum, less applicable withholding taxes, within thirty (30) days following your termination.

     3. Compensation

     (a) During the term of this Agreement, you will be paid a base annual salary of $500,000, payable in accordance with the Company's payroll guidelines. Your salary will be reviewed each year and may be increased, but not decreased, in such amounts as may be determined by the Company. Increases may be made to your Base Salary at the discretion of the Board of Directors based upon your individual performance. There is no guarantee of a salary increase at any time.

     (b) You shall participate in the Company's Incentive Compensation Plan. The target bonus for your position is 100% of your base annual salary, dependent upon certain financial or performance objectives, determined in accordance with such program, and by the Board. Your bonus compensation can be within a range of 50% to 200% of your annual base salary. Incentive awards are paid to eligible employees based on overall company, business unit, and individual performance with emphasis placed on competitive market reward levels and with differentiation made for stronger performers. Award ranges are subject to change based on market competitive norms. In the sole discretion of the Board, incentive awards in excess of the 200% target bonus range may be made in non-cash equivalents including, but not limited to, grants of options to purchase shares of Class A Common Stock of the Company or grants of restricted shares of Class A Common Stock of the Company. There is no guarantee of a bonus payment at any time. You must be an active employee on payroll on the date the awards are distributed to receive an award.

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     (c) During the term of this Agreement, you will also be eligible to participate in Dynegy's Long Term Incentive Program which provides for stock option awards of Class A Common Stock of the Company. The value of any such award will be in parity with the awards granted to similarly situated employees who also report directly to the Chief Executive Officer. Such option grants will be made dependent upon a number of factors, including but not limited to the Company and your financial and performance objectives, determined in accordance with the provisions of the annual stock option award program, and by the Board. There is no guarantee of a grant of options at any time. Any options granted to you will have an exercise price equal to the highest closing price reported on the NYSE for Class A Common Stock of the Company on the date of grant in accordance with the requirements and provisions of the Company's currently applicable option grant program. Any options granted during the term of this Agreement are subject to the vesting, forfeiture and other terms and conditions of the option grant program under which they were granted. You recognize that any value of an award of "market" options is a projected value, which is subject to the future performance of the Company stock, and that there is no guarantee that the actual value of such options will achieve that value.

     (d) On the Effective Date, the Company shall pay to you $350,000 as a signing bonus for the execution of this Agreement.

     (e) You shall be eligible to participate in such other plans and receive such other perquisites as the Board of Directors of the Company in its sole discretion determines, including, but not limited to, four (4) weeks of paid vacation per annum.

     4. Confidentiality, Non-Competition and Non-Solicitation

     You recognize and acknowledge that:

     (a) You will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. You agree that you will not at any time, either during or after your employment, disclose to others, use, copy or permit to be copied, except pursuant to your duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by you) without the prior written consent of the Board of Directors of the Company. The term "secret or confidential information of the Company" (sometimes referred to herein as "Confidential Information") shall include, without limitation, the Company's plans; strategies; potential acquisitions; costs; prices; systems for buying, selling, and/or trading natural gas, natural gas liquids, crude oil, coal, electricity, bandwidth and communications services; client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company's contracts with its suppliers or clients; or servicing methods and techniques at any time used, developed, or investigated by the Company; before or during your tenure of employment to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. You further agree to maintain in confidence any confidential information of third parties received as a result of your employment and duties with the Company.

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     (b) At the termination of your employment you will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by you, solely or jointly with others, and which are in your possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

     (c) To protect and safeguard the Company's trade secrets and Confidential Information and also the Company's goodwill with its suppliers and clients, for a period of six (6) months following the termination of your employment for any reason you will not, without the prior written consent of the Board of Directors of the Company, directly or indirectly, engage in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise) any business which is a competitor of the Company, as hereinafter defined. The restrictions contained in the preceding paragraph shall not apply in the event the Company repudiates this Agreement or if you have not received all compensation for which you are eligible in Paragraph 3 herein. For purposes of this Agreement, a "competitor of the Company" is any entity, including without limitation a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or a parent, subsidiary or division of any of the foregoing, that conducts significant operations in competition with one of the Company's three principal business units or subsidiaries - Dynegy Midstream Services, Dynegy Midwest Generation and Illinois Power Company. The terms of this Paragraph 4(c) shall not apply to your present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed one percent (1%) of the total outstanding shares of such company.

     (d) For a period of two (2) years after the expiration or termination of your employment for whatever reason, you shall not, either on your own behalf or on behalf of your new employer (either directly or indirectly via a corporate recruiter or headhunter) induce or otherwise entice any employee of the Company to leave the Company, nor shall you attempt to hire any of the Company's employees.

     (e) You agree that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to the protection of Confidential Information. You also agree that the general public shall not be harmed by enforcement of this Paragraph 4. Should any provision in this Paragraph 4 be held unreasonably broad with respect to the restrictions as to time, geographical area, or scope of activity to be restrained, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced.

     Accordingly, you consent and agree that if you violate any of the provisions of this Paragraph 4, the Company and its subsidiaries and affiliated companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining you from committing or continuing any such violation of this Paragraph. You acknowledge that damages at law would not be an adequate remedy for

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violation of this Paragraph 4, and you therefore agree that the provisions of this Paragraph 4 may be specifically enforced against you in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from you.

     5. Arbitration

     The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Paragraph 4, be adjusted only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the City of Houston, Texas, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, as well as the arbitrator's fees and expenses, in such proportions as the arbitrator deems just.

     6. Indemnification

     If, at any time during or after the Term of this Agreement, you are made a party to, or are threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that you are or were a director, officer, employee, or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which you served as such at the request of the Company, then you shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by you or imposed on you in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful. The foregoing indemnification provision shall apply regardless of whether you are alleged to have engaged in any wrongdoing including intentional, willful, negligent of grossly negligent conduct, but shall not apply if it is adjudged that you are liable to the Company or to any other corporation, partnership, joint venture, trust, enterprise or third party individual for gross negligence or willful misconduct in the performance of your duties. However, in no event shall you ever be required to reimburse the Company for any fees and/or payments that have been made on your behalf as part of any indemnification. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by you for the payment of money, including, without limitation, attorneys' fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by you. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which you may be entitled.

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     7. Other Provisions

     (a) THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

     (b) Except as otherwise indicated, this Agreement is not assignable without the written authorization of both parties; except that the Company may assign this Agreement to any entity to which the Company transfers substantially all of its assets or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination.

     (c) Except as otherwise provided herein, the provisions of Paragraphs 4, 5, 6 and 7 of this Agreement shall survive the termination of this Agreement.

     (d) This Agreement supersedes all previous employment agreements, whether written or oral, between the Company and you. This Agreement may be amended only by written amendment duly executed by both parties and their legal representatives and authorized by action of the Board. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     (e) Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:

               If to you:             If to the Company:

               Nick J. Caruso         Chief Executive Officer
               1590 Hoveden Dr.       Dynegy Inc
               Katy, Texas 77450      1000 Louisiana, Suite 5800
                                      Houston, Texas 77002

     (f) If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal

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or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.

     (g) You shall not be required to mitigate damages (or the amount of any compensation provided under this Agreement to be paid) following your termination of employment, by seeking employment or otherwise.

     (h) Neither you nor the Company will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process.

     (i) The waiver by the Company of breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent breach by you. The waiver by you of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

     (j) The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (k) This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

     (1) Notwithstanding anything to the contrary set forth in this Agreement, the Company may cause any of its subsidiaries for which you render services to pay or otherwise satisfy, in whole or in part, some or all of the Company's, obligations hereunder.

     If the foregoing reflects your understanding of the terms of your employment with the Company, please execute each copy of this letter in the space provided below.

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                                           DYNEGY INC.


                                       By: /s/ Bruce A. Williamson
                                           -------------------------------------
                                           Bruce A. Williamson
                                           President and
                                           Chief Executive Officer

AGREED AND ACCEPTED this 20th day
of November 2002.

/s/ Nick J. Caruso
------------------------------------
Nick J. Caruso

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